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                                                                    EXHIBIT 99.1

                        Press Release dated June 25, 2001

NEWS.....

June 25, 2001                                      Contacts:   Robert S. Merritt
FOR IMMEDIATE RELEASE                                          Chris Olson
                                                               Joe Hartnett
                                                               (813) 282-1225

                      OUTBACK STEAKHOUSE, INC. COMMENTS ON
                             SECOND QUARTER OUTLOOK

         Tampa, Florida, June 25, 2001 -- Outback Steakhouse, Inc. (NYSE: OSI) said today that analysts' earnings expectations have not sufficiently factored in lower than expected same-store sales growth and higher than expected costs of goods sold. Ingredient costs have been hurt by unusually high dairy costs and by the effect of using domestic pork ribs in the place of less expensive imported product. These items are expected to add 60-70 basis points to cost of goods sold for the quarter ending June 30. The Company has previously announced actual monthly same store sales results for April and May.

         Outback Steakhouse, Inc. operates 698 Outback Steakhouses, 86 Carrabba's Italian Grills, seven Fleming's Prime Steakhouse and Wine Bars, seven Roy's, two Zazarac and one Lee Roy Selmon's in 49 states and 20 countries internationally.

         Certain statements in the preceding paragraphs are forward looking, and actual results may differ materially. These statements are based on current expectations that are subject to risks and uncertainties, including, but not limited to; price and availability of commodities, such as beef, chicken, shrimp, pork, dairy, potatoes and onions which are subject to fluctuation and could increase or decrease more than the Company expects; inflation; changes in consumer tastes and the level of acceptance of the Company's restaurant concepts; consumer perception of food safety; local, regional, national and international economic conditions, the seasonality of the Company's business, demographic trends; the cost of advertising and media; and government actions and policies.